Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Caleres, Inc. Deferred Compensation Plan filed on June 17, 2021 of our reports dated March 30, 2021, with respect to the consolidated financial statements and schedule of Caleres, Inc. and the effectiveness of internal control over financial reporting of Caleres, Inc. included in its Annual Report (Form 10-K) for the year ended January 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

June 17, 2021